              EXHIBIT 99
Release:             On receipt, January 30, 2017
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal® Announces Fourth Quarter and
Full-Year 2016 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Fourth quarter 2016 net income available to common stockholders of $318.0 million, or $1.09 per diluted share; Full year 2016 net income available to common stockholders was a record $1,316.5 million, or $4.50 per diluted share

• Fourth quarter 2016 operating earnings[1] was a record $372.0 million, or $1.27 per diluted share; Full year 2016 operating earnings was a record $1,331.1 million, or $4.55 per diluted share
• Assets under management (AUM) of $591.6 billion, up 12 percent on a trailing twelve month basis, reflecting $19.4 billion in net cash flows and strong investment performance
• Company declares first quarter 2017 common stock dividend of $0.45 per share; an 11 percent increase on a trailing twelve month basis over first quarter 2016
(Des Moines, Iowa) - Principal Financial Group® (NYSE: PFG) today announced results for fourth quarter and full year 2016.

•
Net income available to common stockholders for fourth quarter 2016 increased 25 percent to $318.0 million, compared to $253.6 million for fourth quarter 2015. Net income per diluted share of $1.09 for fourth quarter 2016 was up 27 percent, compared to $0.86 in prior year quarter. For the 12 months ending Dec. 31, 2016, net income available to common stockholders was a record $1,316.5 million, or $4.50 per diluted share, up 9 percent compared to $1,209.3 million, or $4.06 per diluted share, for the 12 months ending Dec. 31, 2015.

•
Operating earnings increased 23 percent to a record $372.0 million for fourth quarter 2016, compared to $303.2 million for fourth quarter 2015. Operating earnings per diluted share (EPS) of $1.27 for fourth quarter 2016 was up 25 percent, compared to $1.02 for fourth quarter 2015. For the 12 months ending Dec. 31, 2016, operating earnings was a record $1,331.1 million, or $4.55 per diluted share, up 5 percent compared to $1,270.5 million, or $4.26 per diluted share, for the 12 months ending Dec. 31, 2015.

•
Quarterly common stock dividend of $0.45 per share for first quarter 2017 was authorized by the company’s Board of Directors, bringing the trailing twelve month dividend to $1.68 per share, an 11 percent increase compared to the prior year trailing twelve month period. The dividend will be payable on Mar. 31, 2017, to shareholders of record as of Mar. 6, 2017.

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings for total company is after tax.

“I’m very pleased with our results for fourth quarter and the full year. Reflecting strong sales and client retention, we generated $19.4 billion in net cash flows in 2016. We also increased assets under management by more than $64 billion or 12 percent during the year, creating solid earnings momentum going into 2017,” said Dan Houston, chairman, president and CEO. “Throughout 2016, we continued to deliver strong investment performance, to expand our solution set, and to strengthen relationships with customers and distributors. Our diversified business model is a differentiator and will continue to serve us well moving into 2017.”
“For 2016 we had both record net income and record operating earnings of $1.3 billion. Excluding the impact of our annual assumption reviews this is an 11 percent and 15 percent, respectively, increase over 2015,” added Terry Lillis, chief financial officer. “We achieved these results through growth in revenue and, equally as important, disciplined expense management. In addition, we continue to have a balanced approach to capital deployment with a focus on creating long-term shareholder value. We deployed over 65 percent of net income including over $720 million to shareholders in the form of common stock dividends and share buybacks and a successful $94 million debt reduction with our fourth quarter 2016 debt refinancing.”

Other highlights

Fourth Quarter

•	Retirement and Income Solutions - Fee[2] sales of $2.9 billion drove end of period account values to $193.8 billion.

•	Principal Global Investors had record pre-tax operating earnings of $133.7 million.

•
Principal International had its 33rd consecutive quarter of positive net cash flows at $2.5 billion and record reported AUM of $137.1 billion (excluding $101.3 billion of AUM in our joint venture in China), a 16 percent increase over the year ago quarter on a constant currency basis[3].

•
Specialty Benefits premium and fees[4] increased 9 percent over the year ago quarter, driven by strong persistency and record sales. In addition, the division continues to benefit from favorable loss ratios.

•	Proactively restructured debt resulting in: reduced interest expense; an extended maturity profile; and reduced balance sheet debt, which lowered our leverage ratio.

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2 Retirement and Income Solutions (RIS) - Fee includes Full Service Accumulation and Individual Variable Annuities.
3 Constant currency basis = prior period results translated using foreign exchange rates from the current period.
4 Premium and fees = premiums and other considerations plus fees and other revenues.

Full-Year 2016

•
Strong investment performance, with 76 percent of Principal’s investment options[5] in the top two Morningstar quartiles on a three-year basis and 86 percent in the top two quartiles on a five-year basis.

•	Total Retirement and Income Solutions had full-year net cash flows of $7.4 billion.

•	In Retirement and Income Solutions-Spread, full year pension risk transfer sales were a record $2.0 billion.

•	Principal Global Investors had full-year net cash flows of $9.0 billion, including $2.9 billion from institutional clients.

•	Principal International had $9.1 billion of net cash flows and continued to generate mid-teens earnings growth on a constant currency basis.

•	U.S. Insurance Solutions sales were a record at $527.6 million, up 9 percent over prior year. In addition, Specialty Benefits had record pre-tax operating earnings of $250.9 million.

•	In 2016, deployed $856 million of capital, or 65 percent of net income. This included:

◦	$465 million of common stock dividends, including the $0.43 per share common dividend paid in the fourth quarter;

◦	6.2 million shares of common stock repurchased for $257 million;

◦	$94 million in a deleveraging transaction that enhances financial flexibility in the future; and

◦	$40 million for increased ownership in our investment boutiques.

•	Strong capital position with estimated statutory risk based capital ratio for Principal Life Insurance Company of 424 percent at year-end, within our 415-425 targeted range.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating earnings[6]	$124.0	$124.7	(1)%	$493.4	$493.5	0%

Net revenue[7]	$401.1	$389.6	3%	$1,511.1	$1,573.5	(4)%

Pre-tax return on net revenue[8]	30.9%	32.0%		32.7%	31.4%

•	Pre-tax operating earnings decreased $0.7 million. Higher variable investment income[9] was offset by higher amortization expenses.

•	Net revenue increased $11.5 million primarily due to growth in the businesses and higher variable investment income in the current quarter.

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5 Represents the percentage of Principal mutual funds, separate accounts and collective investment trusts (CITs) in the top two Morningstar quartiles.
6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.
9 Variable investment income includes certain types of investment returns such as prepayment fees and income (loss) from certain elements of our alternative asset classes, including results of value-add real estate sales activity.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating earnings	$87.5	$62.1	41%	$301.1	$246.6	22%

Net revenue	$133.1	$108.4	23%	$491.5	$437.6	12%

Pre-tax return on net revenue	65.7%	57.3%		61.3%	56.4%

•	Pre-tax operating earnings and Net revenue increased $25.4 million and $24.7 million, respectively, due to growth in the business and higher variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating earnings	$133.7	$102.0	31%	$443.8	$388.5	14%

Operating revenues less pass- through commissions[10]	$339.1	$302.2	12%	$1,224.1	$1,161.2	5%

Pre-tax return on operating revenues less pass-through commissions[11]	40.0%	34.1%		36.7%	33.8%

Total PGI assets under management (billions)	$390.5	$360.8	8%

Institutional assets under management(billions)	$130.6	$122.0	7%

•	Pre-tax operating earnings increased $31.7 million due to higher management fees on increased AUM, higher performance fees and disciplined expense management.

•	Operating revenues less pass-through commissions increased $36.9 million due to growth in AUM and higher fees.

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10 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.
11 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating earnings	$66.0	$67.3	(2)%	$288.1	$271.3	6%

Combined[12] net revenue (at PFG share)	$197.8	$195.1	1%	$791.7	$767.6	3%
Combined pre-tax return on net revenue (at PFG share)	33.4%	34.5%		36.4%	35.3%

Assets under management	$137.1	$109.9	25%

•	Pre-tax operating earnings decreased $1.3 million. Adjusting for lower than expected encaje performance in 4Q16, Principal International continues to generate mid-teens growth.

•
Combined net revenue (at PFG share) increased $2.7 million. Growth in AUM from strong net cash flows and positive market performance was partially offset by the lower than expected encaje performance in 4Q16.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating earnings	$71.9	$56.8	27%	$250.9	$220.4	14%
Premium and fees	$479.1	$439.2	9%	$1,862.3	$1,732.6	7%
Pre-tax return on premium and fees[13]	15.0%	12.9%		13.5%	12.7%

Incurred loss ratio	61.4%	61.7%		63.6%	62.6%

•	Pre-tax operating earnings increased $15.1 million primarily due to the benefits of scale, growth in the business and higher variable investment income.

•	Premium and fees increased $39.9 million reflecting strong retention and record sales.

•	Incurred loss ratio was favorable and below our expected range.

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12 Combined basis = all Principal International companies at 100 percent. The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for Principal International as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.
13 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating earnings	$35.0	$29.8	17%	$110.3	$209.1	(47)%

Premium and fees	$249.0	$239.1	4%	$996.1	$966.1	3%

Pre-tax return on premium and fees	14.1%	12.5%		11.1%	21.6%

•	Pre-tax operating earnings increased $5.2 million primarily due to growth in the business and disciplined expense management.

•	Premium and fees increased $9.9 million reflecting growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q16	4Q15%		4Q16	4Q15%
Pre-tax operating losses	$(53.3)	$(54.8)	3%	$(218.9)	$(192.3)	(14)%

•	Pre-tax operating losses of $53.3 million reflect debt service and corporate expenses and were in line with expectations.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2015, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2016, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.
Earnings conference call
On Tuesday, Jan. 31, 2017, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 42828234.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 42828234. This replay will be available approximately two hours after the completion of the live earnings call through the end of day February 7, 2017.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: principal.com/investor.

The company’s financial supplement is currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

About Principal®14

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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14 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Segment and Principal Financial Group, Inc. Results

Segment Pre-Tax Operating Earnings (Losses):	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/16	12/31/15	12/31/16	12/31/15
Retirement and Income Solutions	$211.5	$186.8	$794.5	$740.1
Principal Global Investors	133.7	102.0	443.8	388.5
Principal International	66.0	67.3	288.1	271.3
U.S. Insurance Solutions	106.9	86.6	361.2	429.5
Corporate	(53.3)	(54.8)	(218.9)	(192.3)
Pre-Tax Operating Earnings	$464.8	$387.9	$1,668.7	$1,637.1

Income taxes	92.8	84.7	337.6	341.9
Preferred stock dividends	0.0	0.0	0.0	16.5
Excess of redemption value over carrying value of preferred shares redeemed	0.0	0.0	0.0	8.2
Operating Earnings*	$372.0	$303.2	$1,331.1	$1,270.5

Net realized capital gains (losses), as adjusted	(2.0)	(47.6)	37.4	(133.8)
Other after-tax adjustments	(52.0)	(2.0)	(52.0)	72.6
Net income available to common stockholders	$318.0	$253.6	$1,316.5	$1,209.3

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/16	12/31/15	12/31/16	12/31/15
Operating Earnings	$1.27	$1.02	$4.55	$4.26
Net realized capital gains (losses), as adjusted	(0.01)	(0.15)	0.13	(0.44)
Other after-tax adjustments	(0.17)	(0.01)	(0.18)	0.24
Net income	$1.09	$0.86	$4.50	$4.06
Weighted-average diluted common shares outstanding	292.0	296.2	292.7	298.0

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which is a non-GAAP financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	12/31/16	12/31/15
Total assets (in billions)	$228.0	$218.7
Stockholders' equity (in millions)	$10,293.8	$9,377.4
Total common equity (in millions)	$10,227.3	$9,311.6
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$9,808.7	$9,045.9
End of period common shares outstanding (in millions)	287.7	291.4
Book value per common share	$35.55	$31.95
Book value per common share excluding AOCI other than foreign currency translation adjustment	$34.09	$31.04

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Period Ended
	12/31/16	12/31/15
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$9,808.7	$9,045.9
Net unrealized capital gains	827	715.9
Net unrecognized postretirement benefit obligation	(408.4)	(450.2)
Stockholders’ equity available to common stockholders	10,227.3	9,311.6
Noncontrolling interest	66.5	65.8
Stockholders' equity	$10,293.8	$9,377.4

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$34.09	$31.04
Net unrealized capital gains	2.88	2.46
Net unrecognized postretirement benefit obligation	(1.42)	(1.55)
Book value per common share	$35.55	$31.95

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/16	12/31/15	12/31/16	12/31/15
Income Taxes:
Income taxes	$92.8	$84.7	$337.6	$341.9
Tax expense (benefit) related to net realized capital gains (losses), as adjusted	2.3	(19.7)	(6.6)	(45.6)
Tax benefit related to other after-tax adjustments	(34.4)	(1.0)	(34.4)	(63.2)
Certain adjustments related to equity method investments and noncontrolling interest	(17.6)	(13.3)	(66.7)	(55.5)
Total GAAP income taxes	$43.1	$50.7	$229.9	$177.6

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$(2.0)	$(47.6)	$37.4	$(133.8)
Certain derivative and hedging-related adjustments	19.6	31.4	94.1	111.7
Amortization of DAC and other actuarial balances	(56.9)	(14.4)	77.4	14.0
Certain market value adjustments of embedded derivatives	(0.4)	(1.8)	(50.0)	0.2
Certain adjustments related to sponsored investment funds	(1.1)	(0.8)	(6.1)	(1.3)
Capital gains (losses) distributed	(0.2)	8.6	7.2	(6.2)
Certain adjustments related to equity method investments	(0.4)	—	(0.1)	—
Noncontrolling interest capital (gains) losses	(4.7)	3.1	15.5	8.8
Tax impacts	2.3	(19.7)	(6.6)	(45.6)
Recognition of front-end fee revenues	0.3	0.1	(0.2)	0.1
Net realized capital losses associated with exited group medical insurance business	—	—	—	(0.1)
Certain market value adjustments to fee revenues	0.1	—	2.5	1.1
GAAP net realized capital gains (losses)	$(43.4)	$(41.1)	$171.1	$(51.1)

Other After-Tax Adjustments:
Exited group medical insurance business:
Pre-tax	$—	$(3.0)	$—	$(3.5)
Tax	—	1.0	—	1.2
Early extinguishment of debt:
Pre-tax	(86.4)	—	(86.4)	—
Tax	34.4	—	34.4	—
Impact of a court ruling on some uncertain tax positions:
Pre-tax	—	—	—	15.1
Tax	—	—	—	(45.4)
Change in deferred tax balances related to merged Chilean entities:
Tax	—	—	—	105.2
Total other after-tax adjustments	$(52.0)	$(2.0)	$(52.0)	$72.6

Principal Financial Group, Inc.
Principal Global Investors Operating Revenues Less Pass-Through Commissions Reconciliation
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/16	12/31/15	12/31/16	12/31/15

Operating revenues less pass-through commissions	$339.1	$302.2	$1,224.1	$1,161.2
Plus:
Commission expense	41.0	45.1	163.0	182.3
Operating revenues	$380.1	$347.3	$1,387.1	$1,343.5

Principal Financial Group, Inc.
Principal International Combined Net Revenue (at PFG Share) Reconciliation
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/16	12/31/15	12/31/16	12/31/15

Combined net revenue (at PFG share)	$197.8	$195.1	$791.7	$767.6
Less:
Combined operating expenses (at PFG share)	131.8	127.8	503.6	496.3
Pre-tax operating earnings	$66.0	$67.3	$288.1	$271.3